EXHIBIT 10.2

Form of

Assignment of SVOD Rights in AV Works Owned by Gaiam Brand

This Assignment Agreement (“Agreement”) is entered into as of                      (the “Effective Date”) by and between GAIAM, INC. and GAIAM AMERICAS, INC. (collectively, “Gaiam Brand”), on one side, and GAIA, INC. DBA GAIAMTV (“GTV”), on the other side, on the following terms and conditions:

1.	Defined Terms. All capitalized terms used in this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit 1 annexed hereto.

2.	Assignment of SVOD Rights for Existing Owned AV Works. For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Gaiam Brand hereby irrevocably grants, conveys, transfers and assigns to GTV, on a quitclaim basis, all of Gaiam Brand’s rights to exploit the SVOD Rights in and to the Existing Owned AV Works, except in any instance where Gaiam Brand’s rights in a particular Existing Owned AV Work do not include SVOD Rights. The rights granted to GTV pursuant to the foregoing conveyance will subsist throughout the universe and in perpetuity, except in any instance where Gaiam Brand’s rights in a particular Existing Owned AV Work are subject to a territorial limitation and/or an earlier expiration or termination date.

3.	GTV’s Option to Acquire SVOD Rights in New Owned AV Works.

a.	Gaiam Brand hereby grants to GTV the exclusive option (the “SVOD Option”) to acquire the SVOD Rights in any New Owned AV Work produced during the Transition Period, except in any instance where Gaiam Brand’s rights in a particular New Owned AV Work do not include SVOD Rights. If GTV acquires the SVOD Rights in any New Owned AV Work pursuant to this paragraph, then GTV’s SVOD Rights in such New Owned AV Work will subsist throughout the universe and in perpetuity, except in any instance where Gaiam Brand’s rights in a particular New Owned AV Work are subject to a territorial limitation and/or an earlier expiration or termination date.

b.	During the Transition Period, Gaiam Brand will notify GTV as promptly as possible in each instance when Gaiam Brand intends to produce a New Owned AV Work, including all relevant and available details regarding the New Owned AV Work (e.g., talent, subject matter, running time, anticipated release date, etc.) (such notice, a “New Production Notice”).

c.	GTV may exercise the SVOD Option for a particular New Owned AV Work by (i) notifying Gaiam Brand of GTV’s desire to exercise the SVOD Option within ten (10) business days following GTV’s receipt of the applicable New Production Notice from Gaiam Brand and (ii) paying the SVOD Contribution Amount to Gaiam Brand.

d.	As used herein, the “SVOD Contribution Amount” means the following amount:

i.	10% of the total production budget for the applicable New Owned AV Work, if the total production budget is $20,000 or more.

ii.	$2,000 if the total production budget for the applicable New Owned AV Work is less than $20,000 but greater than $4,000.

iii.	50% of the total production budget for the applicable New Owned AV Work, if the total production budget is $4,000 or less.

4.	GTV’s Obligations Relating to SVOD Rights. With respect to all Existing Owned AV Works and any New Owned AV Works where GTV acquires the SVOD Rights, GTV agrees to assume all of the obligations of Gaiam Brand relating to the exercise of the SVOD Rights (including, without limitation, any royalty obligations to third parties). In furtherance of GTV’s assumption and performance of those obligations, Gaiam Brand will provide to GTV true and correct copies of the relevant provisions of all agreements relating to the exploitation of the SVOD Rights in the Existing Owned AV Works and applicable New Owned AV Works (including royalty and accounting provisions). Notwithstanding the foregoing, with respect to any royalty obligations to third parties arising out of GTV’s exercise of the SVOD Rights, GTV will render accounting statements and pay royalties to Gaiam Brand; and Gaiam Brand, in turn, will render accounting statements and pay royalties to the applicable third parties.

5.	Restrictions on GTV Relating to SVOD Rights. Notwithstanding anything to the contrary expressed or implied herein, the following restrictions shall apply to all Existing Owned AV Works and any New Owned AV Works where GTV acquires the SVOD Rights:

a.	6-Month Holdback: GTV will have no right to exploit any of the SVOD Rights in any Covered AV Work until the date which is six (6) months after the initial commercial release of that Covered AV Work by Gaiam Brand (whether such initial commercial release occurs on Video Devices or by means of EST or ER).

b.	No Third Party SVOD during Transition Period: During the Transition Period, GTV will not distribute or exploit any Existing Owned AV Work or New Owned AV Work by means of SVOD other than as part of the GTV Service.

6.	Restrictions Relating to AVOD and FVOD.

a.	Gaiam Brand expressly agrees that, during the Transition Period, except for Permitted Segments, Gaiam Brand will not distribute or exploit any Existing Owned AV Works or New Owned AV Works by means of AVOD or FVOD without GTV’s prior written approval.

b.	Similarly, GTV expressly agrees that, during the Transition Period, except for Permitted Segments, GTV will not distribute or exploit any audiovisual content owned and/or controlled by GTV by means of AVOD or FVOD without Gaiam Brand’s prior written approval.

c.	“Permitted Segment” means an excerpt from an audiovisual work which comprises not more than one-third (1/3) of the complete program embodied in such work.

7.	Delivery Materials. For each Existing Owned AV Work and each New Owned AV Work where GTV acquires the SVOD Rights, Gaiam Brand will deliver the Delivery Materials (as defined and detailed on Schedule A annexed hereto) to GTV, at GTV’s expense, promptly following the date on which the SVOD Rights in such Covered AV Work are first available for exploitation.

8.	Miscellaneous.

a.	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior correspondence, negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof, whether oral, written or otherwise, and may not be changed, modified or amended except by a written instrument signed by all of the parties hereto.

b.	This Agreement is entered into in the State of Colorado and shall be construed in accordance with the laws of the State of Colorado applicable to contracts entered into and to be wholly performed therein (without giving effect to any conflict of laws principles under Colorado law).

GAIAM BRAND:	GTV:

GAIAM, INC.	GAIA, INC. dba GaiamTV

By:	By:
An Authorized Signatory	An Authorized Signatory

GAIAM AMERICAS, INC.

By:
An Authorized Signatory

Exhibit 1

Certain Definitions

1.	“AVOD” means VOD pursuant to a business mode based upon an advertising based business model.

2.	“Digital Distribution” means delivery of audiovisual works by means of transmission via the Internet or any other form of digital, wireless and/or electronic transmission now known or hereafter invented that utilizes the Internet or any successor network as its primary means of transmission (collectively, “Internet Technologies”), including via transferring, streaming, downloading and/or other non-tangible delivery to fixed and/or mobile platforms utilizing Internet Technologies, including, without limitation, to computers, mobile phones, other personal communication devices, personal and other music, video and/or other audiovisual recorders and/or players and/or other digital devices, platforms and services.

3.	“ER” (also known as “Electronic Rental”) means delivery of audiovisual works via Digital Distribution under a business model whereby a consumer makes a specific, one-time payment for the right to access and view a particular audiovisual work an unlimited number of times within a limited time period (subject to customary rules with respect to the number and type of devices from which such work may be accessed and viewed).

4.	“EST” (also known as “Electronic Sell-Through”) means delivery of audiovisual works via Digital Distribution under a business model whereby a consumer makes a specific, one-time payment for the right to access and view a particular audiovisual work an unlimited number of times and for an unlimited time period (subject to customary rules with respect to the number and type of devices from which such work may be accessed and viewed).

5.	“Existing Owned AV Work” means a long-form audiovisual work produced by Gaiam Brand prior to the Spin-Off Date which is owned by Gaiam Brand and whose subject matter relates to fitness, yoga, wellness and/or personal development.

6.	“FVOD” means VOD that is free to the viewer and not AVOD.

7.	“GTV Service” means the SVOD-based Subscription Service owned and controlled by GTV (and currently known as “GaiamTV”). Without limiting the foregoing, the GTV Service includes arrangements where a subscriber pays a recurring subscription fee to a third party (rather than directly to GTV) to access and use the GTV Service on authorized devices (e.g., via Comcast, Amazon Prime, Verizon FiOS, etc.).

8.	“New Owned AV Work” means a long-form audiovisual work produced by Gaiam Brand during the Transition Period which is owned by Gaiam Brand and whose subject matter relates to fitness, yoga, wellness or personal development.

9.	“Spin-Off Date” means the date on which a Spin-Off Event occurs.

Exhibit 1, Page 1

10.	“Spin-Off Event” means a transaction or corporate restructuring pursuant to which GTV is “spun off” as a separate public company.

11.	“Subscription Service” means a service that provides subscribers with on-demand access to audiovisual works for a periodic fee. A Subscription Service may include limited free trial subscriptions for promotional purposes.

12.	“SVOD” means VOD pursuant to a business model based upon a Subscription Service.

13.	“SVOD Rights” means the rights to distribute and exploit an audiovisual work by means of SVOD solely via the GTV Service. The SVOD Rights include the right to offer promotional “clips” of the Sub-Licensed AV Works on the GTV Service, provided that no such “clip” shall exceed two (2) minutes in duration.

14.	“Television” means any and all forms of electronic or electromagnetic or other non-tangible exhibition of audiovisual programming over distance (whether now existing or hereafter devised) for display on a television receiver or other form of display device (whether now existing or developed in the future), including, without limitation, mobile devices. Television shall include, without limitation, exhibition by means of VHF or UHF broadcast, cable, satellite, wire or fiber of any material, or “over-the-air pay TV” in any frequency band, any and all forms of electronic or electromagnetic or other non-tangible transmission (whether analog or digital, SD or HD, 3-D, via the Internet, mobile networks or any other electronic or non-tangible medium).

15.	“Transition Period” means the period commencing on the Spin-Off Date and ending twenty-four (24) months after the last day of the month in which a Spin-Off Event occurs.

16.	“Video Devices” means physical devices embodying one or more audiovisual recordings, in any and all formats and/or configurations now known or hereafter invented, including, without limitation, videocassettes, videodiscs, DVD, Blu-Ray, UMD and CD-ROM, designed to be used with a playback device which causes a visual image (whether or not synchronized with sound) to be seen on the screen of a television receiver, personal computer, portable video player, hand-held device or other comparable video playback device now known or hereafter invented.

17.	“VOD” (also known as “Video On Demand”) means delivery of audiovisual works selected by the viewer where the commencement time for the exhibition of the audiovisual works is not predetermined or scheduled by the program provider but rather is entirely at the viewer’s discretion. Without limiting the foregoing, VOD may occur by means of Digital Distribution and/or Television.

Exhibit 1, Page 2